EXHIBIT 23.2

LETTER OF CONSENT

Re:	Registration statement on Form F-3 (the "Registration Statement") of Pengrowth Energy Corporation (the "Corporation")

We hereby consent to (i) all references to our name included or incorporated by reference in the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on January 10, 2011; and (ii) the inclusion or incorporation by reference of our reports and opinions evaluating the Corporation's reserves as of December 31, 2009 in the Registration Statement and information derived therefrom, which reports and opinions appear in the Annual Report on Form 40-F of Pengrowth Energy Trust and its registration statement on Form 40-F as filed with the SEC on March 9, 2010.

Additionally, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Doug R. Sutton

Doug R. Sutton, P. Eng. Executive Vice-President

Dated: January 12, 2011
Calgary, Alberta